                                                           Exhibit 11.1


                                NATURAL WONDERS, INC.
                          COMPUTATION OF PER SHARE NET LOSS
                        (In thousands, except per share data)




                                  Quarter Ended                Six Months Ended
                          ------------------------------  ------------------------------
                          August 2, 1997  August 3, 1996  August 2, 1997  August 3, 1996
                          --------------  --------------  --------------  --------------
Net loss                     $(2,327)        $(1,285)        $(4,426)        $(3,497)
                             -------         -------         -------         -------
                             -------         -------         -------         -------
Weighted average common
    shares outstanding         7,993           7,810           7,990           7,801

Per share net loss           $ (0.29)        $ (0.16)        $ (0.55)        $ (0.45)
                             -------         -------         -------         -------
                             -------         -------         -------         -------




There is no material difference in the number of shares used in computing per share amounts as calculated for primary and fully diluted earnings per share.